Exhibit 99.1

PRESS RELEASE

Contact:
Nicole Estrin	Lee Bendekgey
Associate Director of Corporate	SVP, CFO & General
Communications & IR	Counsel
408-215-4572	408-215-4358
nestrin@nuvelo.com	lbendekgey@nuvelo.com

NUVELO SECURES $75 MILLION COMMITTED EQUITY FINANCING FACILITY

SUNNYVALE, Calif., August 4, 2005––Nuvelo, Inc. (Nasdaq: NUVO) today announced that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to finance up to $75 million of capital to support Nuvelo’s corporate and clinical development activities. Nuvelo will ultimately determine the exact timing, amount and price of any CEFF financings, subject to certain conditions. The CEFF allows Nuvelo to raise capital as required, at the time, price, and in amounts deemed suitable to the Company, during a three-year period once a registration statement related to the resale of common stock issued pursuant to the CEFF is declared effective by the Securities and Exchange Commission.

Certain details of the CEFF are as follows:

•	For a period of three years, Nuvelo can access up to $75 million dollars from Kingsbridge in exchange for newly-issued shares of Nuvelo’s common stock. Nuvelo may access the capital after the SEC declares effective the registration statement to be filed by Nuvelo covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•	Capital may be accessed under the CEFF in tranches of up to the lesser of $10 million or 2.5% of Nuvelo’s market capitalization at the time of the draw down of such tranche, subject to certain conditions. Each tranche will be issued and priced over an eight day pricing period. The minimum acceptable volume weighted average price for determining the purchase price for any shares to be issued to Kingsbridge during the eight day period is determined by the higher of $2.50 or 85% of Nuvelo’s share price the day before the commencement of each draw down.

•	Kingsbridge shall purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10% depending on the average market price of the common stock during the pricing period.

•	Nuvelo is not obligated to utilize any of the $75 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Nuvelo’s operating activities, automatic pricing resets or minimum market volume restrictions.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www.nuvelo.com

•	The agreement does not prohibit Nuvelo from conducting additional debt or equity financing. Throughout the term of the agreement, Kingsbridge is restricted from engaging in any shorting transaction intended to reduce its economic risk of owning shares of Nuvelo common stock.

•	In connection with the CEFF, Nuvelo issued a warrant to Kingsbridge to purchase up to 350,000 shares of common stock at an exercise price of $12.07 per share. This represents a 30% premium to the common stock’s average closing price over the five trading days preceding the date of the agreement. The exercise term of the warrant is five years beginning with the six month anniversary of the date of the agreement.

The securities issuable in connection with the CEFF and upon the exercise of the warrant issued to Kingsbridge have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. Nuvelo has agreed to file a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant within 60 days of the date of the agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

This press release contains “forward-looking statements” regarding the Company’s Committed Equity Financing Facility Agreement with Kingsbridge Capital Limited, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to SEC review of a registration statement permitting the resale of securities to be issued by Nuvelo to Kingsbridge pursuant to the CEFF; drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www.nuvelo.com